Exhibit 3

                          COMMON STOCK OPTION AGREEMENT


         THIS COMMON STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of May 15, 2003, between Thomas Wade ("Stockholder") and GVI Acquisition, LLC, a limited liability company ("Optionee ") with respect to the following:

         WHEREAS, Stockholder currently owns Twenty Thousand (20,000) shares of the common stock (the "Common Stock") of GVI Security, Inc., a Delaware corporation (the "Corporation"); and

          WHEREAS, Stockholder wishes to grant Optionee an option to purchase such shares on the terms set forth herein and to irrevocably appoint Optionee as his proxy and attorney-in-fact with respect to said shares until such time as such option is exercised, if at all, or expires.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Grant of Option. In consideration of the payment by Optionee of One Thousand Dollars ($1,000.00) (the "Option Price"), Stockholder hereby grants to Optionee the irrevocable right to purchase from Stockholder (the "Option"), from the date hereof through November 15, 2003, or such later date as may be mutually agreed to in writing by the parties (the "Expiration Date"), Twenty Thousand (20,000) fully paid and nonassessable shares of Common Stock of the Corporation, together with any additional shares of Common Stock of the Corporation, options or warrants to purchase any shares of Common Stock of the Corporation or any securities convertible into or exchangeable for shares of Common Stock of the Corporation, now owned or hereafter acquired by Stockholder (collectively, the "Shares"), at a price of $39.13 per Share, for a total aggregate purchase price of Seven Hundred Eighty Two Thousand Six Hundred Dollars ($782,600) (the "Purchase Price"). In the event the Option is exercised, the Option Price shall be fully applicable and credited against the Purchase Price.

2. Irrevocable Proxy and Power of Attorney. Stockholder does hereby appoint Optionee as his proxy and attorney-in-fact to call and attend any and all meetings of the stockholders of the Corporation, to represent and vote the Shares (including without limitation to execute consents to corporate action and waivers), and otherwise to act for the Stockholder in the same manner and with the same effect as if Stockholder were personally present at any such meeting to vote such Shares or personally acting on any matters submitted to stockholders for approval or consent. This appointment is coupled with an interest, is irrevocable, and is effective from the date of this Agreement through the earlier of the date that the Option is exercised (if at all, in accordance with Paragraph 4) and the Expiration Date. In furtherance of this Paragraph 2, Stockholder hereby agrees to execute the Irrevocable Proxy in the form attached hereto as Exhibit A (the "Proxy"). In the event that the Option is exercised in accordance with Paragraph 4, or the Option expires, the Proxy will expire.

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3. Closing. Concurrent with the full execution of this Agreement: (a) Optionee will pay the Option Price; (b) Stockholder shall execute and deliver the Proxy;
(c) Stockholder and Optionee will execute and deliver the escrow agreement in the form attached hereto as Exhibit B ("Escrow Agreement"); (d) Stockholder shall execute and deliver to Stubbs Alderton & Markiles LLP ("Escrow Agent") stock certificate # 2 ("Stock Certificate") evidencing the Shares (to be held and transferred pursuant to the terms and conditions of the Escrow Agreement) and the Stock Assignment Separate from Certificate in the form attached hereto as Exhibit C ("Stock Assignment"); and (e) in the event that Stockholder is currently married, Stockholder shall cause to be executed and delivered to Optionee the Spousal Consent in the form attached hereto as Exhibit D.

4. Method of Exercising Option. The Option may be exercised by Optionee by (a) delivering written notice thereof ("Notice") to Stockholder at the address set forth in Paragraph 12(b) and (b) payment to Stockholder of the Purchase Price less the Option Price (which net amount shall be hereinafter referred to as the "Option Exercise Price").

5. Escrow of the Shares. On execution hereof, Stockholder shall deposit the Stock Certificate and the executed Stock Assignment with the Escrow Agent in accordance with the Escrow Agreement.

6. Stock Fully Paid. Stockholder covenants and agrees that the Shares are, and upon the exercise of the Option shall be, fully paid and nonassessable and free from all claims, liens and encumbrances.

7. Certain Adjustments.

         (a) Adjustments for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event that the Shares, after the date of this Agreement and prior to any exercise by Optionee, are subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution of additional shares or warrants in connection with the Shares to Stockholder, the number of shares of Common Stock to be acquired by Optionee pursuant to the Option shall be proportionately adjusted to reflect and/or include any such reverse split or split or warrants.

         (b) Adjustments for Merger or Reorganization, Etc. In case of a reclassification, reorganization or exchange, or any consolidation or merger of the Corporation with another corporation, then Optionee shall receive upon exercise of the Option, in addition to or in lieu of the Shares receivable thereupon, the amount of securities of the Corporation or property which Optionee would have received had this Option been exercised on the date of such event.

8. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Optionee as follows:

         (a) Stockholder owns the Shares, beneficially and of record, and has good and marketable title to the Shares, free and clear of all liens, claims, encumbrances, security interests and restrictions on transfer, with full power and authority to sell the Shares to Optionee. Stockholder will convey to Optionee good and marketable title to the Shares (on exercise of the Option), free and clear of all liens, claims, encumbrances, security interests and restrictions on transfer.

         (b) Stockholder acknowledges and agrees that, in entering into this Agreement, he has relied exclusively on his own investigation of the Corporation and its business affairs and activities, and not upon any representation or inducement by Optionee, in deciding whether to sell the Shares pursuant to this Agreement and to grant the Proxy on the Shares.

         (c) Stockholder understands that the Proxy is irrevocable during its effective term, that his commitment to sell the Shares is irrevocable, subject only to receipt of the Notice and Option Exercise Price prior to the Expiration Date. Prior to the Expiration Date, Stockholder shall not sell, assign, encumber, hypothecate or otherwise transfer any of the Shares or take any other action that would impede Stockholder's ability to deliver the Shares to Optionee upon exercise of the Option.

         (d) All information, arrangements and circumstances which might be material to a person or entity optioning or acquiring the Shares pursuant to this Agreement have been disclosed in writing to Optionee and there are no facts, arrangements or circumstances which might make such information misleading or inaccurate, or which may restrict, impair or interfere with the Optionee's unencumbered ownership of the Shares.

         (e) Each of Stockholder's warranties and representations are of the essence of this Agreement and shall survive the early termination hereof. None of Stockholder's warranties and representations shall in any way be limited by reason of any investigation made by Optionee or on behalf of Optionee regarding said warranties and representations.

         (f) Stockholder has no knowledge of the existence of any written agreements relating to the employment of William Teitelbaum, or any written agreements or any understandings relating to any outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Corporation for the purchase or acquisition of any shares of its capital stock, other than the 230,000 shares of its outstanding Common Stock.

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9. Representations and Warranties of Optionee. Optionee hereby represents and warrants to Stockholder as follows:

         (a) Optionee will acquire the Shares for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933 (the "Securities Act"). Optionee acknowledges and understands that such Shares have not been registered under the Securities Act, that such Shares cannot be resold without registration under the applicable federal and state securities laws or pursuant to an exemption therefrom and a legend to this effect will be placed on the certificate representing the Shares;

         (b) Optionee (i) is an "accredited investor" as such term is defined under Regulation D under the Securities Act, (ii) has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, and (iii) has conducted its own due diligence investigation with respect to such investment; and

         (c) Optionee will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Shares (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of such shares) except in compliance with the Securities Act, and the rules and regulations under the Securities Act.

10. Confidentiality. Stockholder hereby agrees to not release, disclose or reveal to any person or entity the terms or conditions of this Agreement without the prior written consent of Optionee.

11. Further Assurances. Stockholder agrees to promptly execute and deliver to Optionee any and all further agreements, documents and/or instruments which Optionee may reasonably request in order to effectuate the purposes, and protect Optionee's interests, under this Agreement.

12. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereto consent to exclusive venue for the adjudication of any disputes pertaining to the interpretation or enforcement of this Agreement in the County of Los Angeles, California U.S.A. Subject to the provisions of Paragraph 12(e) relating to arbitration of disputes, the parties hereto consent to the exercise of personal jurisdiction by any court located in the County of Los Angeles, California U.S.A. having subject matter jurisdiction over any such dispute. Nothing contained in this paragraph shall be deemed a limitation upon either party's right to seek the enforcement of a lawfully issued judgement in any other court of competent jurisdiction.

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         (b)      Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or, if sent by telecopier, upon confirmation report of such telecopy or upon deposit with the United States Post Office, by registered or certified mail, or upon deposit with an overnight air courier, in each case postage prepaid and addressed to the party to be notified at the address set forth below, or by facsimile to the number set forth below:

                           (i)      If to Stockholder:

                                    Thomas Wade
                                    7706 Bantry Lane
                                    Dallas, TX 75248
                                    Facsimile: _______________

                           (ii)     If to Optionee:

                                    GVI Acquisition, LLC
                                    c/o Sunland Entertainment
                                    11835 W. Olympic Blvd.
                                    Suite 550
                                    Los Angeles, CA 90064
                                    Attn:  David Weiner
                                    Facsimile: (818) 385-0869

                                    with a copy to:

                                    Stubbs Alderton & Markiles, LLP
                                    15821 Ventura Blvd., Suite 525
                                    Encino, California 91436
                                    Attn:  Scott Alderton
                                    Facsimile: (818) 474-8601


         (c) Severability. If one or more provisions (or portions thereof) of this Agreement are held to be unenforceable under applicable law, such provision (or portion thereof) shall be excluded from this Agreement and the balance of this Agreement (or such provision) shall be interpreted as if such provision (or portion thereof) were so excluded and shall be enforceable in accordance with its terms.

         (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, term sheets, letters, discussions and understandings of the parties in connection herewith. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall

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                  constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         (e) Arbitration. Any dispute, controversy or claim arising out of or relating to the enforcement, interpretation or alleged breach of this Agreement shall be submitted to and resolved by binding arbitration in Los Angeles, California before one neutral arbitrator appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in and enforceable by any court having jurisdiction.

         (f) Assignment. This Agreement may be assigned by Optionee. This Agreement may not be assigned by Stockholder without the prior written consent of Optionee.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.



                                             GVI Acquisition, LLC
                                             ("Optionee")


                                             By:
-------------------------------                  -----------------------------
Thomas Wade
("Stockholder")                              Its:
                                                 -----------------------------


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                                    EXHIBIT A


                     IRREVOCABLE PROXY ON THE OPTION SHARES



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                                    EXHIBIT B

                                ESCROW AGREEMENT


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                                    EXHIBIT C


                   STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE


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                                    EXHIBIT D

                                 SPOUSAL CONSENT


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